Exhibit F-1

                              Troutman Sanders LLP
                              Bank of America Plaza
                     600 Peachtree Street, N.E., suite 5200
                             Atlanta, Georgia 30308
                                  404-885-3000

                                December 21, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549


         Re: Statement on Form U-1 of The Southern Company, et al. (File No. 70-9701)


Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, referred to above relating to the proposal by The Southern Company ("Southern") to, among other things, form and acquire the stock of and make capital contributions to NewCo (as defined in such statement on Form U-1), which would then undertake the construction and ownership of certain electric power generation.

         We are of the opinion that Southern is validly organized and duly existing as a corporation under the laws of the State of Delaware and that, upon incorporation and organization of NewCo pursuant to the laws of its jurisdiction of incorporation and upon the issuance of your order herein and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Southern will have been complied with;

         (b) any guarantees of NewCo's indebtedness by Southern will be valid and binding obligations of Southern in accordance with their terms; and

         (c) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Southern or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                             /s/Troutman Sanders LLP